Exhibit 5.1 and 23.2

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 052560-0259

March 5, 2024

The Marcus Corporation

100 East Wisconsin Avenue, Suite 1900

Milwaukee ,Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel for The Marcus Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 250,000 shares of the Company’s Common Stock, $1.00 par value (the “Common Stock”), which may be issued pursuant to the Marcus Corporation Dividend Reinvestment Plan (the “Plan”).

As counsel to the Company, we have examined: (i) the Registration Statement; (ii) the Plan and related documents; (iii) resolutions of the Board of Directors of the Company relating to the Registration Statement and the Plan and the issuance of Common Stock pursuant thereto; (iv) the Company’s Restated Articles of Incorporation and By-laws, as amended to date; and (v) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement; and (c) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that the shares of Common Stock that are subject to the Registration Statement, when issued, paid for and delivered in the manner provided in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof.

With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the WBCL imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

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The Marcus Corporation

March 5, 2024

We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP